AthenaHealth Acquires Epocrates, the Angry Birds of Healt
By Peter Burrows & Alex Nussbaum - Jan 7, 2013 9:59 AM ET
Athenahealth Inc. (ATHN), a provider of online services to doctors and hospitals, said it is acquiring Epocrates Inc. (EPOC) for about $293 million to gain a leading iPhone app and expand in electronic records.
Athenahealth will pay $11.75 a share for San Mateo, California-based Epocrates. The cash offer, which exceeded Epocrates’ Jan. 4 closing price by 22 percent, was approved by both companies’ boards, Athenahealth said.
The purchase will help Athenahealth, which processes insurance claims and patient payments, expand a newer business for software used to prescribe drugs and keep patient records. It also may benefit from name recognition for the Epocrates app, which as of August was used by 338,000 U.S. physicians to call up summaries on drugs, including side effects and interactions. Athenahealth estimates that about 90 percent of doctors had heard of Epocrates, three times the recognition of Athenahealth itself.
“Our biggest obstacle is that 70 percent of doctors don’t even know we exist,” Athenahealth Chief Executive Officer and co-founder Jonathan Bush said in an interview. “Epocrates is to health-care IT what Angry Birds is to games.”
Athenahealth, based in Watertown, Massachusetts, rose 3.1 percent to $78.71 at 9:48 a.m. New York time, after gaining to $79.94. Epocrates surged 22 percent to $11.72.
Athenahealth Earnings
The deal will add to Athenahealth earnings in 2013, Chief Financial Officer Tim Adams. The company expects “limited growth but respectable synergie” from combining the two, he said, declining to be more specific. Epocrates will be run as a separate division under Athenahealth Chief Marketing Officer Robert Cosinuke, Bush said.
Epocrates was founded in 1998 to provide drug information to doctors using the PalmPilot and rose to prominence on the iPhone soon after Apple Inc. (AAPL)’s App Store opened in 2008. Apple officials including now-deceased CEO Steve Jobs had highlighted Epocrates in speeches, and the application was voted the “Most Important Mobile Health-Care App” in December by readers of website ModernHealthcare.com.
Athenahealth will continue to use the Epocrates brand name and plans to integrate the app with its own electronic records system, athenaClinicals, the company said. That way, a doctor would be able to both look up information on a drug and prescribe it. Athenahealth’s software would automatically call the pharmacy, issue the insurance claim and handle other tasks.
Epocrates Expansion
Athenahealth also may expand Epocrates to include medical procedures such as blood tests or radiology, Bush said. A doctor could use the app to order an MRI and automatically see availability and insurance coverage of local clinics, he said.
Athenahealth’s sales have grown more than 30 percent a year since 2006 to about $423 million in 2012, according to analysts’ estimates compiled by Bloomberg. Epocrates had sales of about $110 million in 2012, according to the average estimate.
Larger rivals Allscripts Healthcare Solutions Inc. (MDRX) and Cerner Corp. (CERN) sell software that medical groups run themselves. Athenahealth takes a different approach, running its software itself and selling the service.

Athenahealh’s main business of processing payments on patient visits and procedures has slowed to about 20 percent growth, Greg Bolan, an analyst at Sterne Agee & Leach Inc., said in an interview. Handling electronic health records could help Athenahealth increase its billing from about 4 percent of a doctor office’s annual revenue to more than 5 percent, Bolan said. He estimates only 7,300 doctors use Athenahealth’s electronic health records now.
iPhone Fame
Epocrates used its sudden iPhone fame to raise more than $86 million from investors in 2011, making it one of a handful of mobile app companies to have an initial public offering. While most doctors use a free version of the app, the company makes money by charging drug companies for sponsored links that doctors see when looking up drug information.
The company has struggled to move beyond that model. Epocrates invested in a short-lived attempt to build its own electronic health-records systems, which was canceled in early 2012 when the company brought in Andrew Hurd to be its third CEO since 2008.
Piper Jaffray & Co. advised Epocrates on the transaction. Goodwin Procter LLP provided legal advice to Athenahealth, while Cooley LLP counseled Epocrates, the companies said in a statement.